Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL THIRD QUARTER 2004 RESULTS

Company Reports First Profitable Quarter

MINNEAPOLIS — April 22, 2004 — Urologix®, Inc. (NASDAQ:ULGX – news), today reported its 2004 fiscal third quarter and nine-month financial results for the period ended March 31, 2004, and provided updated financial guidance for full year fiscal 2004 results.

Revenue for the third quarter of fiscal 2004 increased 46 percent, to $6.7 million, from $4.6 million in the third quarter of fiscal 2003. The revenue growth resulted from increased sales of disposables, which accounted for over 91 percent of revenue in the current quarter, as well as increased sales of Cooled ThermoTherapy™ system control units. Net earnings for the quarter were $502,000, or $0.03 per diluted share, compared to a net loss of $2.1 million, or $0.15 per share, for the third quarter of fiscal 2003.

Gross profit, as a percent of revenue, increased to 65 percent in the current quarter, from 60 percent in the third quarter of fiscal 2003. Operating expenses in the current quarter declined to $3.8 million, or 57 percent of revenue, from $4.8 million, or 106 percent of revenue, in the same period of the prior fiscal year.

Fred B. Parks, Chairman and Chief Executive Officer commented, “I am proud to announce that Urologix has achieved a quarterly profit for the first time in our history. These solid financial results reflect the continuing execution of the strategy we embarked on ten months ago and further affirm the clinical value of Cooled ThermoTherapy.”

Revenue for the nine months ended March 31, 2004 increased 28 percent, to $17.3 million, from $13.6 million in the same period of the prior fiscal year. Gross profit, as a percent of revenue, was 63 percent compared to 62 percent in the same period of fiscal 2003. Operating expenses for the first nine months of fiscal 2004 decreased to $11.2 million, or 64 percent of revenue, from $14.9 million, or 109 percent of revenue, in the first nine months of the prior fiscal year. Net loss for the first nine months of fiscal 2004 was $195,000, or $0.01 per share, compared to a net loss of $6.3 million, or $0.45 per share in the first nine months of fiscal 2003.

Balances of cash and available for sale investments increased to nearly $5.6 million at March 31, 2004, from $3.9 million at December 31, 2003 and $4.6 million at June 30, 2003. The domestic installed base of Cooled ThermoTherapy system control units grew to 414 units at March 31, 2004, compared to 398 units at December 31, 2003 and 381 units at June 30, 2003.

Outlook

The Company expects total fiscal year 2004 revenues to be in the range of $23.8 million to $24.2 million, a 27 percent to 29 percent increase over fiscal year 2003 results. Diluted earnings per share for fiscal year 2004 are expected to be in the range of $0.01 to $0.03 per share.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss its 2004 fiscal third quarter results and business outlook on Friday, April 23, at 10:00 a.m. Central Time. Those interested in listening to the call can log on at www.urologix.com.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company’s sales organization and marketing efforts, developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy), the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort, and other risks, including those set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

UROLOGIX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Sales	$6,668	$4,558	$17,348	$13,606
Cost of goods sold	2,366	1,802	6,412	5,162

Gross profit	4,302	2,756	10,936	8,444

Costs and expenses:
Selling, general and administrative	3,096	3,739	9,068	11,509
Research and development	559	927	1,774	2,864
Amortization of intangibles	166	166	498	498
Restructuring	—	—	(175)	—

Total costs and expenses	3,821	4,832	11,165	14,871

Operating earnings (loss)	481	(2,076)	(229)	(6,427)
Interest income, net	21	8	34	119

Net earnings (loss)	$502	$(2,068)	$(195)	$(6,308)

Net earnings (loss) per common share - basic	$0.04	$(0.15)	$(0.01)	$(0.45)

Net earnings (loss) per common share - diluted	$0.03	$(0.15)	$(0.01)	$(0.45)

Weighted average number of shares used in basic per share calculations	14,015	13,916	13,989	13,914

Weighted average number of shares used in diluted per share calculations	14,769	13,916	13,989	13,914

Selected Balance Sheet Data

(Unaudited, in thousands)

	March 31, 2004	June 30, 2003
Cash and available for sale investments	$5,555	$4,619
Accounts receivable	2,166	2,129
Inventory	2,400	2,893
Current assets	10,472	10,338
Total assets	34,138	35,862
Total liabilities	5,022	6,757
Shareholders’ equity	29,116	29,105